Exhibit 10.14

CONSULTING AGREEMENT

AGREEMENT made as of the 21st day of April, 2009, by and between JOHN THOMAS FINANCIAL, INC., a New York corporation, with offices at 14 Wall Street, 5th Floor, New York, NY 10005 (the “Consultant”), and AMBER READY, INC., a Nevada corporation, with offices at 101 Roundhill Drive, 2nd Floor, Rockaway, NJ 07866 (the “Company”).

WITNESSETH:

WHEREAS, the Company desires to obtain the benefit of the services of the Consultant as a financial advisor and consultant and in connection with financings, mergers, acquisitions and other transactions of a similar nature; and

WHEREAS, the Consultant desires to render such services to the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein contained, it is agreed by and between the parties hereto as follows:

1. Retention; Term.  The Company hereby engages and retains the Consultant, and the Consultant hereby agrees to render services, as a financial advisor and consultant to the Company for a period of two (2) years (the “Term”), with such Term to commence on the date hereof (the “Initial Closing Date”), on which date the Company closed on the sale of its convertible promissory notes (“Convertible Notes”) in an aggregate principal amount of no less than $3,000,000 pursuant to its private offering (the “Offering”) of such Convertible Notes.

2. Services.  The services to be rendered by the Consultant shall consist of financial advice to the Company concerning opinions and expertise desired by the Company from the Consultant relating to financial matters in connection with the operation of the business of the Company and in formulating plans and methods for financings.  The Consultant and the Company shall mutually agree as to the form, manner and place in which said advice shall be given.  Consultant shall at no time be under any obligation to render a written opinion or report in connection with any advice it may give to the Company if such opinion or report is of the kind for which the Consultant, in the common practice of the industry, would be entitled to receive compensation in addition to the Consulting Fee, as defined below.  The Consultant shall devote such time as may be reasonably requested by the Company and shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, or services of any nature whatsoever, for or on behalf of persons, firms or corporations other than the Company.

3. Fee.

a. In consideration for the services rendered by the Consultant hereunder, the Consultant shall be paid a consulting fee (the “Consulting Fee”) of $15,000 per month which shall be payable in shares of the Company’s common stock, at a price of $0.15 per share (an aggregate of 2,400,000 shares of common stock).  Such shares, to the extent not previously issued, shall be issued to the Consultant on the Initial Closing Date of the Offering.  The Company represents and warrants to the Consultant that these shares have been duly authorized and, when issued and delivered to the Consultant, will be validly issued, fully paid and non-assessable.  The Consultant represents and warrants to the Company that it is acquiring these shares for its own account for investment purposes only, without a view towards the distribution thereof.

b. In the event that the Company closes on Convertible Notes in an aggregate principal amount of no less than $11,000,000 pursuant to the Offering (the “Final Closing Date”), the Consultant shall be paid a cash consulting fee (the “Cash Consulting Fee”) of $15,000 per month for a period of twenty four (24) months.  The first installment of the Cash Consulting Fee shall be in an amount equal to the product of (i) $15,000, times (ii) the number of whole or partial 30-day months between the Initial Closing Date and the Final Closing Date.  Thereafter, each subsequent installment shall be in the amount of $15,000 per month, which shall be due and payable on the first business day of each month with respect to such month for the remainder of the Term.   Notwithstanding the foregoing, no Old Notes (as defined in that certain Confidential Private Placement Memorandum dated March 19, 2009 and delivered by the Company to purchasers of the Convertible Notes) shall count towards the $11,000,000 threshold for triggering the Company’s obligation to pay the Cash Consulting Fee.

c. In addition, the Company shall reimburse the Consultant for any out-of-pocket disbursements and expenses that Consultant may reasonably incur in connection with services rendered hereunder against reasonably itemized vouchers therefor.

4. Acquisition or Merger; Compensation.  The Company shall pay to the Consultant the normal and usual fees paid in the industry, pursuant to Section 9 of that certain Investment Banking Agreement by and between the Company and the Consultant dated as of December 30, 2008, and amended as of March 6, 2009 (collectively, the “Investment Banking Agreement”), should the Consultant introduce an acquisition or merger to the Company which shall be consummated.  Such fees shall be separate and apart from the compensation referred to in paragraph 3.  The Company shall also pay the Consultant compensation, in an amount to be mutually agreed upon, for any financial placement the Consultant may effectuate for the Company during the term of this Agreement.

5. Representations and Warranties.  In addition to the representations and warranties set forth in Section 3, each of the Company and the Consultant represents and warrants to the other, to induce the other party’s reliance, that: (i) it has the power, authority, and legal capacity to enter into and to perform this Agreement; (ii) this Agreement when executed and delivered by the parties will be a legal, valid and binding obligation enforceable against each party in accordance with its terms; (iii) the making of this Agreement by the parties does not violate any separate agreement, rights or obligations existing between the parties and any other person or entity, and, while this Agreement remains in effect, the parties shall not make any separate agreement with any person or entity that is inconsistent with any of the provisions of this Agreement; (iv) neither party has entered, nor will enter, into any agreement, commitment or other arrangement which diminishes any of the rights herein granted; and (v) each party will comply with all applicable laws, regulations, ordinances and statutes in performance of its obligations hereunder.

6. Further Assurances.  Each party hereto shall, at the request of the other party hereto, at any time and from time to time after the date hereof, if further action is necessary to carry out this Agreement and consummate and make effective the transactions contemplated by this Agreement, execute and deliver or cause to be executed and delivered all such further instruments and take or cause to be taken all such further action as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement.

7. Amendment.  This Agreement may not be amended except by a written agreement signed by each party hereto.

8. Severability.  The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.  If any provision is held invalid or unenforceable in any jurisdiction, it shall remain in force and be enforceable in any other territory or jurisdiction.

9. Binding Effect. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors, and assigns.  Each party hereto in furtherance hereof shall execute a will directing his executor to perform this Agreement and to execute all documents necessary to effectuate its purposes.  The failure to execute such will, however, shall not affect the rights of any party hereto or the obligations of any estate, as provided in this Agreement.

10. Entire Agreement. This Agreement, together with the Investment Banking Agreement and a certain Placement Agency Agreement between the parties, contains the entire agreement among the parties hereto with respect to the subject matter hereof; and supersedes any and all prior agreements and understandings among any or all of the parties hereto.

11. Notices. Any notice required or designed to be given under this Agreement shall be given in the manner set forth in the Placement Agency Agreement.

12. Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

13. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

14. Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  The Company and the Consultant hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts.  The Company further agrees that service of any process, summons, notice or document by mail, return receipt requested, to the Company’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company in any such court.  The Company and the Consultant hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

15. Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that both parties have participated in the preparation of this Agreement.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

AMBER READY, INC.

By /s/ KAI PATTERSON
    Name: Kai Patterson
     Title:   Chief Executive Officer

JOHN THOMAS FINANCIAL, INC.

By: /s/ THOMAS BELESIS
     Name:  Thomas Belesis
      Title:    Chief Executive Officer